Exhibit 1.01

Windstream Holdings, Inc.
Windstream Services, LLC
Conflict Minerals Report
For the Year ended December 31, 2017

Pursuant to Rule 13p-l under the Securities Exchange Act of 1934 and Form SD (together, the “Rule”), public reporting companies conduct certain inquiries and due diligence, and make related disclosures when the company manufactures or contracts to manufacture products containing conflict minerals necessary to the functionality or production of those products. Conflict minerals, as defined by the U.S. Securities and Exchange Commission (“SEC”), are cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (“3TG”) for the purposes of this Conflict Minerals Report (the “Report”). The statute underlying the Rule, Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, was prompted by the U.S. Congress’ concern that exploitation and trade of conflict minerals in the Democratic Republic of Congo (“DRC”) and neighboring countries (together with the DRC, referred to as the “Covered Countries”) are helping to finance armed groups engaging in extreme levels of violent conflict and committing human rights abuses, creating a humanitarian crisis.

Pursuant to the Rule, if following a good faith reasonable country of origin inquiry (“RCOI”), a company knows or has reason to believe that any of the necessary conflict minerals in its supply chain may have originated in the Covered Countries and may not be from recycled or scrap resources, then the company should exercise due diligence regarding the conflict minerals’ source and chain of custody and file a report describing its due diligence measures.

This Report has been prepared pursuant to the Rule and describes the RCOI and due diligence measures of Windstream Holdings, Inc. (“Windstream Holdings”) and Windstream Services, LLC (“Windstream Services”) for the reporting period January 1, 2017 to December 31, 2017. Unless the context indicates otherwise, the terms “Windstream,” “we,” or “our” refer to Windstream Holdings and its subsidiaries, including Windstream Services.

Company Overview

Windstream is a leading provider of advanced network communications and technology solutions for businesses across the United States. We also offer broadband, entertainment and security solutions to consumers and small business primarily in rural areas in 18 states. Additionally, we supply core transport solutions on a local and long-haul fiber network spanning approximately 150,000 miles. Our basic offerings are classified in the following categories: consumer, small business, enterprise and wholesale. Our consumer services primarily consist of high-speed Internet, traditional voice and video services. Our small business service offerings include advanced hosted-voice, network management and business continuity services, Internet, voice and web conferencing products. Enterprise services include multi-site networking, integrated voice and data services, Unified Communications as a Service, Contact Center as a Service and hosted voice, software defined wide area network, core data transport and other managed network services. Wholesale services include network bandwidth to other telecommunication carriers, network operators and content providers.

To provide the services above, Windstream typically sources customer premise network and communication equipment from outside suppliers. However, Windstream has one subsidiary, Allworx Corp. (“Allworx”) which designs and supports its own customer premise equipment.

Management Framework

An internal team oversees the design, development and implementation of our framework for a conflict minerals compliance program. Our internal team includes subject matter experts from relevant functions such as purchasing, quality assurance, manufacturing, and external reporting. The team of subject matter experts is responsible for our conflict minerals compliance strategy and is led by our Senior Consultant of External Reporting. Windstream’s Disclosure Committee, comprised of members of executive and senior management, and the Audit Committee of Windstream Holdings’ Board of Directors are briefed about the results of our due diligence efforts on an annual basis.

The team considered the management framework and methodologies for the RCOI and due diligence process, including: determination of in-scope products and suppliers; education and engagement of suppliers to solicit information about the existence and sourcing of conflict minerals in supplier provided materials, components and products; and quality assurance and verification processes as described further below. Our conflict minerals compliance program was designed to conform in all material respects to the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Third Edition and the related supplements for gold, tin, tantalum and tungsten (the “OECD Guidance”), specifically as they relate to our position in the minerals supply chain as a downstream company.

Determination of Products, Components and Related Suppliers

Windstream performed a comprehensive analysis of our products, and the role that suppliers play in our manufacturing and product delivery processes. Through this analysis, we determined, to the best of our knowledge, that Allworx is our only subsidiary that manufactures or contracts to manufacture products with components containing 3TG. Allworx designs and supports customer premise equipment manufactured by two contract manufacturers (the “Contract Manufacturers”). This equipment, primarily VoIP phones and PBX servers (“Allworx CPE”), is comprised of components that contain 3TG, and these components are sourced by the Contract Manufacturers. Windstream does not make direct purchases of raw ore or unrefined conflict minerals and makes no direct purchases in the Covered Countries. Allworx CPE sales accounted for less than 0.5 percent of Windstream’s overall revenue for the year ended December 31, 2017.

Accordingly, for the purposes of this Report only the direct suppliers of the Contract Manufacturers were considered.

Supplier Engagement

As a “downstream company” in the metals supply chain, we are many tiers removed from smelters and refiners (“SORs”) that process the metals found in our final products, and there are many intervening third parties between the original sources of conflict minerals and us. Therefore, we rely on our immediate suppliers, with which we have business relationships, to provide information regarding the sourcing, including country of origin, of necessary conflict minerals. Our immediate suppliers, in turn, typically, are also downstream in the supply chain and have similar challenges in achieving supply chain transparency. Due to the limited number of certain component suppliers, it can be difficult to switch to another supplier if an existing supplier is not responsive, making supplier engagement and participation especially important.

To educate suppliers and facilitate compliance with the Rule, a provision is included in the terms and conditions of our standard master purchasing agreement templates. Additionally, we are integrating these terms and conditions into contractual agreements with suppliers as master agreements are executed with new suppliers and renewed with existing suppliers. Note, because not all suppliers use the standard master purchasing agreement template and most supply contracts have multi-year terms, it will take time to ensure all supplier contracts contain the appropriate conflict minerals-related clauses.

Under the terms of our standard master purchasing agreement, suppliers agree to comply with the Rule, including providing us with information regarding the country of origin and source of conflict minerals used in the supplier goods sold to us. If a supplier is found to not be in compliance with these objectives, the supplier is expected to develop, implement and document plans to remedy the non-compliance, and Windstream has the right to terminate its relationship with the supplier in the event of continued non-compliance.

We engaged a third-party data collection vendor, GreenSoft Technology, Inc. (“GreenSoft”), to conduct outreach and archive the received supplier responses to our RCOI for the Contract Manufacturers. GreenSoft used the standard Conflict Minerals Reporting Template (“CMRT”) established by the Responsible Minerals Initiative (“RMI”), formerly the Conflict-Free Sourcing Initiative (“CFSI”), an initiative of the Electronic Industry Citizenship Coalition (“EICC”) and Global e-Sustainability Initiative. The SORs identified in the supply chain survey were compared to the list of smelter and refining facilities identified as “conformant” by the RMI’s Responsible Minerals Assurance Process (“RMAP”), formerly the Conflict-Free Smelter Program (“CFSP”) for tantalum, tin, tungsten and gold. Through the RMAP validation process, which is voluntary, an independent third party audits procurement and tolling activities of the SOR to determine if the SOR demonstrated that all the minerals they processed originated from conflict-free sources. RMAP conformant SORs receive a “conformant” designation from the RMI. We also consider the London Bullion Market Association's (“LBMA”) Good Delivery Program and the Responsible Jewellery Council's (“RJC”) Chain of Custody Standards credible sources for conflict mineral information and use their publications as secondary sources to validate SORs' conformant status.

Assessment of Risk in the Supply Chain

Analysis of Supplier Responses

As stated above, we conducted a supply chain survey of the direct suppliers of the Contract Manufacturers to obtain country of origin information for the necessary conflict minerals in the Allworx CPE. The survey requested the suppliers identify the smelters, refineries, or recyclers and scrap supplier sources, as well as countries of origin of the conflict minerals in products they supply. We also leveraged data from RMI and the RMAP to trace the mine of origin of the 3TG to its ore level and compared the SORs identified in the surveys against the lists of facilities which have received a “conformant” designation by the RMAP, which provides country of origin information on the conflict minerals sourced by such facilities. Based on this RCOI, we know or have reason to believe that a portion of the necessary conflict minerals in the Allworx CPE originated or may have originated in the Covered Countries and, we know or have reason to believe that those necessary conflict minerals may not be solely from recycled or scrap sources. Below is a summary of the country of origin information collected as a result of our RCOI efforts.

We have identified 120 direct suppliers to the Contract Manufacturers. All 120 direct suppliers responded to our supply chain survey. Sixty-five direct suppliers indicated they sourced at least one conflict mineral from the Covered Countries. The table below identifies the number of these direct suppliers by conflict mineral sourced from the Covered Countries and their SORs’ RMAP designation:

	Tantalum	Tin	Gold	Tungsten
Direct suppliers to the Contract Manufacturers sourcing from Covered Countries	38	65	15	39
All SORs validated as RMAP conformant	10	26	10	29
One or more SORs not currently RMAP conformant	28	39	5	10

As the result of our RCOI, we identified 326 SORs within our supply chain, of which 256 are on RMI’s list of RMAP conformant SORs and considered to be conflict free. Ten were actively participating in the RMAP. The other 60 had not yet participated in an independent third party audit program. Therefore, an independent opinion whether the minerals procured from these SORs originate from the Covered Countries has not been provided.

We determined that certain components used in the Allworx CPE contain 3TG, which may have originated in the following countries: Afghanistan, Albania, Angola, Argentina, Australia, Austria, Azerbaijan, Belgium, Bermuda, Bolivia, Brazil, Bulgaria, Burkina Faso, Burma, Burundi, Cambodia, Canada, Central African Republic, Chile, China, Colombia, Czech Republic, Democratic Republic of the Congo, Djibouti, Dominican Republic, Ecuador, Egypt, Estonia, Ethiopia, Finland, France, Germany, Ghana, Guinea, Guyana, Hong Kong, Hungary, India, Indonesia, Ireland, Israel, Italy, Japan, Jersey, Kazakhstan, Kenya, Kyrgyzstan, Laos, Liberia, Luxembourg, Madagascar, Malaysia, Mauritania, Mexico, Mongolia, Mozambique, Namibia, Netherlands, Nigeria, Papua New Guinea, Peru, Philippines, Poland, Portugal, Republic of Korea, Russia, Rwanda, Sierra Leone, Singapore, Slovakia, South Africa, Spain, Suriname, Sweden, Switzerland, Taiwan, Tanzania, Thailand, Turkey, Uganda, United Kingdom, United States of America, Uzbekistan, Vietnam, Zambia.

Smelters have been identified as being located in the following countries: Andorra, Australia, Austria, Belgium, Bolivia, Brazil, Canada, Chile, China, Czech Republic, Estonia, France, Germany, India, Indonesia, Italy, Japan, Kazakhstan, Kyrgyzstan, Lithuania, Macedonia, Malaysia, Mexico, Netherlands, New Zealand, Norway, Peru, Philippines, Poland, Republic of Korea, Russia, Rwanda, Saudi Arabia, Singapore, South Africa, Spain, Sweden, Switzerland, Taiwan, Thailand, Turkey, United Arab Emirates, United States of America, Uzbekistan, Vietnam and Zambia.

Set forth below is the list of SORs identified within our supply chain during 2017 as of March 30, 2018. For more details and the most current status of each smelter, please visit the RMI website at www.responsiblemineralsinitiative.org.

Smelters and Refiners	Metal
Abington Reldan Metals, LLC	Gold
Advanced Chemical Company *	Gold
Aida Chemical Industries Co., Ltd. *	Gold
Al Etihad Gold Refinery DMCC *	Gold
Allgemeine Gold-und Silberscheideanstalt A.G. *	Gold
Almalyk Mining and Metallurgical Complex (AMMC) *	Gold
AngloGold Ashanti Córrego do Sítio Mineração *	Gold

Smelters and Refiners	Metal
Argor-Heraeus S.A. *	Gold
Asahi Pretec Corporation *	Gold
Asahi Refining Canada Ltd. *	Gold
Asahi Refining USA Inc. *	Gold
Asaka Riken Co., Ltd. *	Gold
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Gold
AU Traders and Refiners *	Gold
Aurubis AG *	Gold
Bangalore Refinery	Gold
Bangko Sentral ng Pilipinas (Central Bank of the Philippines) *	Gold
Bauer Walser AG *	Gold
Boliden AB *	Gold
C. Hafner GmbH + Co. KG *	Gold
Caridad	Gold
CCR Refinery - Glencore Canada Corporation *	Gold
Cendres + Métaux S.A. *	Gold
Chimet S.p.A. *	Gold
Chugai Mining	Gold
Daejin Indus Co., Ltd. *	Gold
Daye Non-Ferrous Metals Mining Ltd. *	Gold
Degussa Sonne / Mond Goldhandel GmbH	Gold
Do Sung Corporation *	Gold
DODUCO GmbH *	Gold
Dowa *	Gold
Eco-System Recycling Co., Ltd. *	Gold
Elemetal Refining, LLC	Gold
Emirates Gold DMCC *	Gold
Gansu Seemine Material Hi-Tech Co., Ltd.	Gold
Geib Refining Corporation *	Gold
Great Wall Precious Metals Co., Ltd. of CBPM *	Gold
Guangdong Jinding Gold Limited	Gold
Gujarat Gold Centre	Gold
Guoda Safina High-Tech Environmental Refinery Co., Ltd.	Gold
Hangzhou Fuchunjiang Smelting Co., Ltd.	Gold
HeeSung Metal Ltd. *	Gold
Heimerle + Meule GmbH *	Gold
Henan Yuguang Gold and Lead Co., Ltd.	Gold
Heraeus Metals Hong Kong Ltd. *	Gold
Heraeus Precious Metals GmbH & Co. KG *	Gold
Hunan Chenzhou Mining Co., Ltd.	Gold
HwaSeong CJ Co., Ltd.	Gold
Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd. *	Gold
Ishifuku Metal Industry Co., Ltd. *	Gold
Istanbul Gold Refinery *	Gold
Italpreziosi *	Gold
Japan Mint *	Gold
Jiangxi Copper Co., Ltd. *	Gold
JSC Ekaterinburg Non-Ferrous Metal Processing Plant *	Gold
JSC Uralelectromed *	Gold

Smelters and Refiners	Metal
JX Nippon Mining & Metals Co., Ltd. *	Gold
Kaloti Precious Metals	Gold
Kazakhmys Smelting LLC	Gold
Kazzinc *	Gold
Kennecott Utah Copper LLC *	Gold
KGHM Polska Miedź Spółka Akcyjna	Gold
Kojima Chemicals Co., Ltd. *	Gold
Korea Zinc Co., Ltd. *	Gold
Kyrgyzaltyn JSC *	Gold
Kyshtym Copper-Electrolytic Plant ZAO	Gold
L'azurde Company For Jewelry	Gold
Lingbao Gold Co., Ltd.	Gold
Lingbao Jinyuan Tonghui Refinery Co., Ltd.	Gold
L'Orfebre S.A.	Gold
LS-NIKKO Copper Inc. *	Gold
Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	Gold
Marsam Metals *	Gold
Materion *	Gold
Matsuda Sangyo Co., Ltd. *	Gold
Metalor Technologies (Hong Kong) Ltd. *	Gold
Metalor Technologies (Singapore) Pte., Ltd. *	Gold
Metalor Technologies (Suzhou) Ltd. *	Gold
Metalor Technologies S.A. *	Gold
Metalor USA Refining Corporation *	Gold
Metalúrgica Met-Mex Peñoles S.A. De C.V. *	Gold
Mitsubishi Materials Corporation *	Gold
Mitsui Mining and Smelting Co., Ltd. *	Gold
MMTC-PAMP India Pvt., Ltd. *	Gold
Modeltech Sdn Bhd	Gold
Morris and Watson	Gold
Morris and Watson Gold Coast	Gold
Moscow Special Alloys Processing Plant *	Gold
Nadir Metal Rafineri San. Ve Tic. A.Ş. *	Gold
Navoi Mining and Metallurgical Combinat *	Gold
Nihon Material Co., Ltd. *	Gold
Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH *	Gold
Ohura Precious Metal Industry Co., Ltd. *	Gold
OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet) *	Gold
OJSC Novosibirsk Refinery *	Gold
PAMP S.A. *	Gold
Pease & Curren	Gold
Penglai Penggang Gold Industry Co., Ltd.	Gold
Planta Recuperadora de Metales SpA *	Gold
Prioksky Plant of Non-Ferrous Metals *	Gold
PT Aneka Tambang (Persero) Tbk *	Gold
PX Précinox S.A. *	Gold
Rand Refinery (Pty) Ltd. *	Gold
Remondis Argentia B.V.	Gold
Republic Metals Corporation *	Gold

Smelters and Refiners	Metal
Royal Canadian Mint *	Gold
SAAMP *	Gold
Sabin Metal Corp.	Gold
Safimet S.p.A *	Gold
SAFINA A.S.	Gold
Sai Refinery	Gold
Samduck Precious Metals *	Gold
Samwon Metals Corp.	Gold
SAXONIA Edelmetalle GmbH *	Gold
Schone Edelmetaal B.V. *	Gold
SEMPSA Joyería Platería S.A. *	Gold
Shandong Gold Mine(Laizhou) Smelter Co., Ltd. *	Gold
Shandong Tiancheng Biological Gold Industrial Co., Ltd.	Gold
Shandong Yanggu Xiangguang Co. Ltd.	Gold
Shandong Zhaojin Gold & Silver Refinery Co., Ltd. *	Gold
Sichuan Tianze Precious Metals Co., Ltd. *	Gold
Singway Technology Co., Ltd. *	Gold
So Accurate Group, Inc.	Gold
SOE Shyolkovsky Factory of Secondary Precious Metals *	Gold
Solar Applied Materials Technology Corp. *	Gold
State Research Institute Center for Physical Sciences and Technology	Gold
Sumitomo Metal Mining Co., Ltd. *	Gold
SungEel HiTech *	Gold
T.C.A S.p.A *	Gold
Tanaka Kikinzoku Kogyo K.K. *	Gold
Tokuriki Honten Co., Ltd. *	Gold
Tongling Nonferrous Metals Group Co., Ltd.	Gold
Tony Goetz NV	Gold
TOO Tau-Ken-Altyn	Gold
Torecom *	Gold
Umicore Brasil Ltda. *	Gold
Umicore Precious Metals Thailand *	Gold
Umicore S.A. Business Unit Precious Metals Refining *	Gold
United Precious Metal Refining, Inc. *	Gold
Universal Precious Metals Refining Zambia	Gold
Valcambi S.A. *	Gold
Western Australian Mint trading as The Perth Mint *	Gold
WIELAND Edelmetalle GmbH *	Gold
Yamamoto Precious Metal Co., Ltd. *	Gold
Yokohama Metal Co., Ltd. *	Gold
Yunnan Copper Industry Co., Ltd.	Gold
Zhongkuang Gold Industry Co., Ltd.	Gold
Zhongyuan Gold Smelter of Zhongjin Gold Corporation *	Gold
Zijin Mining Group Co., Ltd. Gold Refinery *	Gold
Asaka Riken Co., Ltd. *	Tantalum
Changsha South Tantalum Niobium Co., Ltd. *	Tantalum
Conghua Tantalum and Niobium Smeltry *	Tantalum
D Block Metals, LLC *	Tantalum
Duoluoshan	Tantalum

Smelters and Refiners	Metal
Exotech Inc. *	Tantalum
F&X Electro-Materials Ltd. *	Tantalum
FIR Metals & Resource Ltd. *	Tantalum
Global Advanced Metals Aizu *	Tantalum
Global Advanced Metals Boyertown *	Tantalum
Guangdong Zhiyuan New Material Co., Ltd. *	Tantalum
H.C. Starck Co., Ltd. *	Tantalum
H.C. Starck Hermsdorf GmbH *	Tantalum
H.C. Starck Inc. *	Tantalum
H.C. Starck Ltd. *	Tantalum
H.C. Starck Smelting GmbH & Co. KG *	Tantalum
H.C. Starck Tantalum and Niobium GmbH *	Tantalum
Hengyang King Xing Lifeng New Materials Co., Ltd. *	Tantalum
Hi-Temp Specialty Metals, Inc.	Tantalum
Jiangxi Dinghai Tantalum & Niobium Co., Ltd. *	Tantalum
Jiangxi Tuohong New Raw Material *	Tantalum
JiuJiang JinXin Nonferrous Metals Co., Ltd. *	Tantalum
Jiujiang Nonferrous Metals Smelting Company Limited *	Tantalum
Jiujiang Zhongao Tantalum & Niobium Co., Ltd. *	Tantalum
KEMET Blue Metals *	Tantalum
KEMET Blue Powder *	Tantalum
LSM Brasil S.A. *	Tantalum
Metallurgical Products India Pvt., Ltd. *	Tantalum
Mineração Taboca S.A. *	Tantalum
Mitsui Mining and Smelting Co., Ltd. *	Tantalum
Molycorp Silmet A.S. *	Tantalum
Ningxia Orient Tantalum Industry Co., Ltd. *	Tantalum
Power Resources Ltd. *	Tantalum
QuantumClean *	Tantalum
Resind Indústria e Comércio Ltda. *	Tantalum
RFH Tantalum Smeltry Co., Ltd. *	Tantalum
Solikamsk Magnesium Works OAO *	Tantalum
Taki Chemical Co., Ltd. *	Tantalum
Telex Metals *	Tantalum
Tranzact, Inc.	Tantalum
Ulba Metallurgical Plant JSC *	Tantalum
XinXing HaoRong Electronic Material Co., Ltd. *	Tantalum
Yichun Jin Yang Rare Metal Co., Ltd. *	Tantalum
Zhuzhou Cemented Carbide Group Co., Ltd.	Tantalum
Alpha Metals *	Tin
An Thai Minerals Co., Ltd.	Tin
An Vinh Joint Stock Mineral Processing Company	Tin
Chenzhou Yunxiang Mining and Metallurgy Co., Ltd. *	Tin
China Tin Group Co., Ltd. *	Tin
CNMC (Guangxi) PGMA Co., Ltd.	Tin
Cooperativa Metalurgica de Rondônia Ltda.	Tin
CV Ayi Jaya *	Tin
CV Dua Sekawan *	Tin
CV Gita Pesona *	Tin

Smelters and Refiners	Metal
CV Serumpun Sebalai *	Tin
CV Tiga Sekawan *	Tin
CV United Smelting *	Tin
CV Venus Inti Perkasa *	Tin
Dowa *	Tin
Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Tin
Elmet S.L.U. *	Tin
Empresa Metalúrgica Vinto *	Tin
Estanho de Rondônia S.A.	Tin
Fenix Metals *	Tin
Gejiu Fengming Metallurgy Chemical Plant *	Tin
Gejiu Jinye Mineral Company *	Tin
Gejiu Kai Meng Industry and Trade LLC *	Tin
Gejiu Non-Ferrous Metal Processing Co., Ltd. *	Tin
Gejiu Yunxin Nonferrous Electrolysis Co., Ltd. *	Tin
Gejiu Zili Mining And Metallurgy Co., Ltd.	Tin
Guangdong Hanhe Non-Ferrous Metal Co., Ltd. *	Tin
Guanyang Guida Nonferrous Metal Smelting Plant *	Tin
HuiChang Hill Tin Industry Co., Ltd. *	Tin
Huichang Jinshunda Tin Co., Ltd. *	Tin
Jiangxi Ketai Advanced Material Co., Ltd. *	Tin
Magnu's Minerais Metais e Ligas Ltda. *	Tin
Malaysia Smelting Corporation *	Tin
Melt Metais e Ligas S.A. *	Tin
Metallic Resources, Inc. *	Tin
Metallo-Chimique N.V. *	Tin
Mineração Taboca S.A. *	Tin
Minsur *	Tin
Mitsubishi Materials Corporation *	Tin
Modeltech Sdn Bhd	Tin
Nankang Nanshan Tin Manufactory Co., Ltd. *	Tin
Nghe Tinh Non-Ferrous Metals Joint Stock Company	Tin
O.M. Manufacturing (Thailand) Co., Ltd. *	Tin
O.M. Manufacturing Philippines, Inc. *	Tin
Operaciones Metalurgical S.A. *	Tin
PT Aries Kencana Sejahtera *	Tin
PT Artha Cipta Langgeng *	Tin
PT ATD Makmur Mandiri Jaya *	Tin
PT Babel Inti Perkasa *	Tin
PT Bangka Prima Tin *	Tin
PT Bangka Tin Industry *	Tin
PT Belitung Industri Sejahtera *	Tin
PT Bukit Timah *	Tin
PT Cipta Persada Mulia	Tin
PT DS Jaya Abadi *	Tin
PT Eunindo Usaha Mandiri *	Tin
PT Inti Stania Prima *	Tin
PT Justindo	Tin
PT Karimun Mining *	Tin

Smelters and Refiners	Metal
PT Kijang Jaya Mandiri *	Tin
PT Lautan Harmonis Sejahtera *	Tin
PT Menara Cipta Mulia *	Tin
PT Mitra Stania Prima *	Tin
PT Panca Mega Persada *	Tin
PT Prima Timah Utama *	Tin
PT Refined Bangka Tin *	Tin
PT Sariwiguna Binasentosa *	Tin
PT Stanindo Inti Perkasa *	Tin
PT Sukses Inti Makmur *	Tin
PT Sumber Jaya Indah *	Tin
PT Timah (Persero) Tbk Kundur *	Tin
PT Timah (Persero) Tbk Mentok *	Tin
PT Tinindo Inter Nusa *	Tin
PT Tommy Utama *	Tin
Resind Indústria e Comércio Ltda. *	Tin
Rui Da Hung *	Tin
Soft Metais Ltda. *	Tin
Super Ligas	Tin
Thaisarco *	Tin
Tuyen Quang Non-Ferrous Metals Joint Stock Company	Tin
VQB Mineral and Trading Group JSC	Tin
White Solder Metalurgia e Mineração Ltda. *	Tin
Xianghualing Tin Industry Co., Ltd.	Tin
Yunnan Chengfeng Non-ferrous Metals Co., Ltd. *	Tin
Yunnan Tin Company, Ltd. *	Tin
A.L.M.T. TUNGSTEN Corp. *	Tungsten
ACL Metais Eireli *	Tungsten
Asia Tungsten Products Vietnam Ltd. *	Tungsten
Chenzhou Diamond Tungsten Products Co., Ltd. *	Tungsten
Chongyi Zhangyuan Tungsten Co., Ltd. *	Tungsten
Dayu Weiliang Tungsten Co., Ltd.	Tungsten
Fujian Jinxin Tungsten Co., Ltd. *	Tungsten
Ganzhou BESEEM Ferrotungsten Co. Ltd.	Tungsten
Ganzhou Haichuang Tungsten Industry Co., Ltd.	Tungsten
Ganzhou Huaxing Tungsten Products Co., Ltd. *	Tungsten
Ganzhou Jiangwu Ferrotungsten Co., Ltd. *	Tungsten
Ganzhou Seadragon W & Mo Co., Ltd. *	Tungsten
Ganzhou Yatai Tungsten Co., Ltd.	Tungsten
Global Tungsten & Powders Corp. *	Tungsten
Guangdong Xianglu Tungsten Co., Ltd. *	Tungsten
H.C. Starck Smelting GmbH & Co. KG *	Tungsten
H.C. Starck Tungsten GmbH *	Tungsten
Hunan Chenzhou Mining Co., Ltd. *	Tungsten
Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji *	Tungsten
Hunan Chunchang Nonferrous Metals Co., Ltd. *	Tungsten
Hunan Litian Tungsten Industry Co., Ltd.	Tungsten
Hydrometallurg, JSC *	Tungsten
Japan New Metals Co., Ltd. *	Tungsten

Smelters and Refiners	Metal
Jiangwu H.C. Starck Tungsten Products Co., Ltd. *	Tungsten
Jiangxi Dayu Longxintai Tungsten Co., Ltd.	Tungsten
Jiangxi Gan Bei Tungsten Co., Ltd. *	Tungsten
Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	Tungsten
Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd. *	Tungsten
Jiangxi Xinsheng Tungsten Industry Co., Ltd. *	Tungsten
Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd. *	Tungsten
Jiangxi Yaosheng Tungsten Co., Ltd. *	Tungsten
Kennametal Fallon *	Tungsten
Kennametal Huntsville *	Tungsten
Malipo Haiyu Tungsten Co., Ltd. *	Tungsten
Moliren Ltd. *	Tungsten
Niagara Refining LLC *	Tungsten
Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC *	Tungsten
Philippine Chuangxin Industrial Co., Inc. *	Tungsten
South-East Nonferrous Metal Company Limited of Hengyang City *	Tungsten
Tejing (Vietnam) Tungsten Co., Ltd. *	Tungsten
Unecha Refractory metals plant *	Tungsten
Vietnam Youngsun Tungsten Industry Co., Ltd. *	Tungsten
Wolfram Bergbau und Hütten AG *	Tungsten
Woltech Korea Co., Ltd. *	Tungsten
Xiamen Tungsten (H.C.) Co., Ltd. *	Tungsten
Xiamen Tungsten Co., Ltd. *	Tungsten
Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd. *	Tungsten
Xinhai Rendan Shaoguan Tungsten Co., Ltd. *	Tungsten
* Indicates smelters and refiners which have received a “conformant” designation from the RMAP, LBMA or RJC Chain of Custody Standards.

SOR Verification

SORs, given their position upstream in the supply chain, are in a better position to know the source of 3TG coming into their facilities. Therefore, we attempted to identify risks in the supply chain by assessing the due diligence practices of the SORs associated with the identified components.

A little more than half of the responding 3TG suppliers provided SOR information for all applicable metals, and those that provided such information identified hundreds of entities alleged to be SORs. If SOR information was provided by a supplier, GreenSoft attempted to verify that the entities identified as SORs were actually metals processors. Where it was found that the name of an entity provided as an SOR was not directly involved in the smelting, refining or recycling of the relevant metal, the supplier who provided the information was contacted to attempt to obtain additional information about the origin of its 3TG.

If a SOR name was verified as a metals processor, GreenSoft then attempted to match the SOR to available lists of SORs that have been certified by internationally recognized validation programs, such as the RMAP, the LBMA Good Delivery Program and RJC Chain of Custody Standards. Suppliers associated with certified SORs were assumed to have responsibly obtained the relevant 3TG from sources that did not directly or indirectly finance or otherwise benefit armed groups in the Covered Countries. If a SOR was not determined to be conformant by an internationally recognized validation program, GreenSoft (i) attempted to contact the SOR to gain more information about its sourcing practices and (ii) conducted additional research regarding the SOR’s sourcing practices.

Considerations Regarding Survey Responses

Although information was requested specifically for the components in our products, a portion of the suppliers responded generally to the survey, providing the same answers that they provide to every customer requesting conflict mineral information. Therefore, we were unable to determine whether any 3TG reported by those suppliers was actually in our products or to validate that any of the identified SORs were actually in our supply chain.

Conclusion

For the 2017 reporting period, we do not have conclusive information regarding the country of origin of, or facilities used to process, all components containing 3TG. Our efforts to determine the mine or location of origin of the necessary conflict minerals in the components with the greatest possible specificity consisted of the due diligence measures described in this Report, and although a portion of the SORs identified were matched to certified lists, not all necessary conflict minerals in the components containing 3TG were confirmed to be sourced from all certified SORs. Because the majority of information received from the Contract Manufacturers’ immediate suppliers was not complete, and taking into account the considerations regarding survey responses described above, the verification and quality assurance processes described above are ongoing.

Supply Chain Risk Management and Mitigation

Our focus on supplier communication, including engaging GreenSoft to conduct outreach and archive supplier responses received to our RCOI for the Contract Manufacturers in 2017 continued to improve our supplier response rate and accuracy of suppliers’ smelters surveys used to determine conflict mineral status.

Due to the breadth and complexity of our products and respective supply chain, it will take time for the various supply chain and industry participants to institute programs and agreed processes to gather verifiable information on conflict minerals sourcing and chain of custody. Using our supply chain due diligence processes, driving accountability within the supply chain by leveraging the industry standard RMI/RMAP, and continuing our outreach efforts, we hope to further develop transparency into our supply chain.

During 2018, we will continue to review and further develop our due diligence program with respect to 3TG. As part of these efforts, we expect to:

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Focus on obtaining complete CMRTs from all suppliers and continue to work with our third-party data collection vendor to update and verify the accuracy of suppliers’ smelters surveys to determine conflict mineral status.

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Identify suppliers utilizing non-RMAP conformant smelters and, if alternate RMAP conformant suppliers are available and approved for use, remove them from the approved vendor list until such time as they become RMAP conformant.

Independent Third-Party Audit of SOR Due Diligence Practices

We do not have a direct relationship with any SORs, and therefore we do not perform direct audits of the due diligence practices of these entities. We must instead rely on internationally recognized validation programs that facilitate independent third-party audits of SORs and validate that an SOR has met the requirements of the OECD Guidance. Furthermore, we rely upon industry efforts (for example, EICC and RMI) to influence smelters and refineries to get audited and designated as conformant through the RMAP.

Report on Supply Chain Due Diligence

As indicated in the Form SD, this Report is publicly available on our website at www.windstream.com.